AMENDMENT AGREEMENT

(J.P. Morgan reference number: D2637678)

This amendment agreement (this “Amendment”) is made and entered into between the following parties in respect of the Global Custody Agreement dated 21 December 2006 executed between them (as amended, restated and supplemented from time to time, the “Agreement”):

(1)	CAPITAL RESEARCH AND MANAGMENT COMPANY, acting on behalf of each of the customers listed in Appendix A of the Agreement (each such customer acting severally and not jointly on behalf of itself or its listed portfolios) (hereinafter the “Customer”)

and

(2)	JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”)

WHEREAS,

(1)	The Customer currently receives continuous linked settlement currency exchange services utilising the services of CLS Bank International, or CLS Group Holdings AG (or as the case may be any other subsidiary or successor thereof) (“CLS”), provided directly by J.P. Morgan (or an affiliate or by a related company) (“CLS Services”) in the context of services provided by J.P. Morgan under the Agreement. Where J.P. Morgan provides CLS Services, J.P. Morgan shall do so only where provided with Instructions from the Customer or an Authorised Person on behalf of the Customer, under the Agreement;

(2)	J.P. Morgan and the Customer desire to amend the Agreement for the purposes of incorporating the terms and conditions in respect of CLS Services as set out in this Amendment;

(3)	Capitalised terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	In the Agreement, the following new provision shall be inserted at the close of close of Section 9 (Custody Account Transactions):

“ 9 (A) Special Settlement Services (including CLS Services)

(a)	In this Agreement, the following terms shall have the meaning provided below:

“CLS Bank” means CLS Bank International, or any other subsidiary of CLS Group Holdings AG and, in each case, any successor thereto and/or in each case any subsidiary thereof.

“CLS Services” means the provision of continuous linked settlement currency exchange services by Bank (or through any of its affiliates), as a participant of CLS Bank.

(b)	Bank may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including CLS Services) for transactions involving Financial Assets, Foreign Assets, including without limitation any securities, cash, foreign exchange, and other instruments or contracts. The Customer acknowledges and agrees that CLS Services shall be provided utilising CLS Bank and shall be on such terms as CLS Bank sets for CLS Services. Further, the Customer agrees it will provide Bank with such documentation or assistance that Bank may reasonably require regarding utilisation of CLS Services and/or adhere with any requirement of CLS Bank.

(c)	Bank reserves the right to: (i) reverse in good faith any debit or credit made for the purpose of effecting foreign exchange transactions using CLS Bank at its discretion for credit, operational or market reasons; and/or (ii) restrict in good faith the availability of CLS Services for credit, operational or market reasons. Bank will notify the Customer as soon as reasonably practicable either before or promptly after any such reversal or restriction. The Customer acknowledges and agrees it will be responsible for any costs or Liabilities resulting from such reversal or restriction and Bank will not be liable for the same unless such Liabilities are a direct result of Bank’s negligence, fraud, or wilful misconduct in performing its duties under this Agreement and subject to the terms and conditions of this Agreement.”

2.	The parties acknowledge and agree that the scope of liabilities and obligations to which the Agreement’s liability, lien and set-off provisions apply, shall be construed as including any and all liabilities incurred in connection with the provision of CLS Services.

3.	Any provision of the Agreement which sets out (i) the circumstances in which overdrafts or advances of credit may be extended by J.P. Morgan (in its absolute discretion) to the Customer in respect of its cash accounts (howsoever defined) and (ii) the terms and conditions upon which such overdrafts or advances are repayable by the Customer, shall be construed as including debit balances (and resulting overdrafts or advances) arising from CLS Services and such overdrafts and advances shall be repayable on the terms set out therein.

4.	For the avoidance of doubt, the Customer represents and agrees that provision of CLS Services by

J.P. Morgan shall be on the basis of the Agreement (as amended and supplemented by this Amendment) and further that any and all security interests created, including any lien, pledge and/or right of set-off as detailed in the Agreement, shall expressly extend to any liabilities associated with CLS Services under the Agreement. J.P. Morgan’s fees for the services described herein shall be assessed by J.P. Morgan in accordance with the Agreement.

5.	This Amendment shall be considered an addendum to the Agreement for all relevant purposes and shall be deemed to be incorporated and form an integral part of the Agreement, reflecting legally binding commitments entered into by the Customer and J.P. Morgan. Further, except to the extent specifically amended and supplemented herein, all other terms and conditions in the Agreement shall remain in full force and effect. To the extent of any inconsistency between the provisions referred to in this Amendment and the relevant provisions of the Agreement, this Amendment shall prevail.

6.	This Amendment may be executed as follows (i) in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement and (ii) using electronic signatures, which the parties agree are intended to authenticate written, wet-ink signatures and to have the same force and effect as written, wet-ink signatures. Each party represents and warrants on a continuous basis that any electronic signature constitutes valid execution of this Amendment. Each party confirms that they have relied on the foregoing representations and warranties when accepting an electronic signature. Each party confirms that this Amendment constitutes an electronic record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such printed copies will be treated to the same extent and under the same conditions as other original business records created and maintained in documentary form. For the avoidance of doubt, this Amendment or any services related thereto shall not be rendered invalid, unenforceable or inadmissible if its counterparts have been signed or executed using electronic signatures or a mix of both electronic signatures and written, wet-ink signatures. Each party agrees to promptly re-execute a conformed copy of this Amendment with written, wet-ink signatures if requested to do so by the other party.

7.	Each party represents and warrants that the persons signing on its behalf are appropriately authorised and empowered to execute this Amendment on its behalf; and that each party shall hold the other party harmless for any failure or omission in that regard.

8.	The governing law clause as set out in the Agreement shall apply to this Amendment as if repeated herein, mutatis mutandis.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment as of

CAPITAL RESEARCH AND MANAGMENT COMPANY, acting on behalf

of each of the customers listed in Appendix A of the Agreement, on behalf of itself or its listed portfolios

Signature: …………………………………………….
Name: ……………………………………………..
Title: …………………………………………….. Date: ……………………….

JPMORGAN CHASE BANK, N.A.

Signature: …………………………………………….
Name: ……………………………………………..
Title: …………………………………………….. Date: ……………………….